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Press Release

SOURCE: The FINOVA Group Inc.

FINOVA Announces Creditors' Committee Support of Improved Berkadia Proposal

SCOTTSDALE, Ariz., June 8 -- The FINOVA Group Inc. (NYSE: FNV) announced that the FINOVA Creditors' Committee has expressed its support for a revised Berkadia debt restructuring proposal. A spokesman for the committee advised that, "The Creditors' Committee has selected the revised Berkadia proposal over the previously announced General Electric Capital Corporation proposal." Berkadia LLC is a joint venture of Berkshire Hathaway Inc. and Leucadia National Corporation.

The modified Berkadia proposal that was selected by the Creditors' Committee includes the following principal improvements:

  -- The cash distribution to holders of allowed general unsecured claims against FINOVA Capital will equal 70% of the principal amount of those claims (before inclusion of pre-petition interest), with a further cash distribution equal to 100% of pre-petition and allowed post-petition interest.
  -- The New Senior Notes of FINOVA Group issued for the balance of the allowed general unsecured claims against FINOVA Capital will have an interest rate of 7.5% per year and will mature in eight years.
  -- Holders of Trust Originated Preferred Securities of FINOVA Finance Trust will receive an amount equal to 75% of their interests paid in the same combination of cash and New Senior Notes of FINOVA Group as are being paid to the holders of allowed general unsecured claims against FINOVA Capital.
  -- As soon as reasonably practicable after the effective date of the Plan, Berkshire Hathaway will make a tender offer for up to $500 million principal amount of New Senior Notes at a cash purchase price of 70% of par ($700 per $1,000 principal amount).
  -- Berkshire Hathaway will hold for four years all New Senior Notes that it receives in exchange for its present $1.428 billion of FINOVA bank and bond debt and any New Senior Notes that may be purchased in the tender offer.

FINOVA and Berkadia believe that with the Creditors' Committee support, the Plan of Reorganization for FINOVA and its affiliated debtors can be quickly confirmed.

Berkadia's commitment to these modifications will terminate if there is any agreement for or Bankruptcy Court approval of breakup, topping, due diligence or similar fees except as previously agreed or if specified actions are not taken in furtherance of the proposed Plan.

The debtors intend to file a revised Plan and Disclosure Statement with these modifications. The Bankruptcy Court has not approved these modifications, the Plan or Disclosure Statement
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previously filed. The solicitation process will not begin until the Bankruptcy
Court approves the revised Disclosure Statement and authorizes FINOVA to solicit the votes of their creditors and stockholders in connection with the revised Plan. Thereafter, FINOVA will send the revised Plan and Disclosure Statement to all creditors and stockholders who are entitled to vote on the Plan.

This news release contains forward-looking statements such as predictions or forecasts. FINOVA assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include Bankruptcy Court and creditor approval of the revised Plan; funding of the Berkadia loan; FINOVA's ability to address its financing requirements in light of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement FINOVA's business strategy, including the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with continuing or discontinued operations; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA's SEC reports, including pages 14 and 15 of FINOVA's 10-K/A for 2000.


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